Exhibit 4.19

English Translation

Dated July 29, 2007

Thinkplus Investments Limited

(as the issuer)

AND

Cypress Hill Holdings Limited

Fortune Sea International Limited

Million International Limited

(as the subscriber)

Subscription Agreement

THIS SUBSCRIPTION AGREEMENT (“this Agreement”) is entered into by and between the parties below in Beijing, China as of July 29, 2007:

Thinkplus Investments Limited, a corporation incorporated under the laws of the Cayman Islands, whose registered address is Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies, hereinafter referred to as the “Company”;

Cypress Hill Holdings Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Cypress Hill”;

Fortune Sea International Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Fortune Sea”;

AND

Million International Limited, a corporation incorporated under the laws of the British Virgin Islands, whose registered address is 2nd floor, Abbott Building Road Town, Tortola, British Virgin Islands, hereinafter referred to as the “Million”.

Cypress Hill, Fortune Sea and Million are collectively referred to as the “Subscriber”.

The Company and the Subscriber are collectively referred to as the “Parties” and individually as a “Party”.

RECITAL:

A.	Subject to the terms and conditions of this Agreement, the Company agrees to issue Shares and Stock Options to the Subscriber and make cash payment to the Subscriber, and the Subscriber agrees to subscribe for the said Shares and Stock Options, accept the said cash and undertake non-competition obligations to the Company.

B.	The obligations of the Parties referred to in Recital A are subject to satisfaction or waiver of the conditions precedent hereunder.

THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

Article 1 Definitions

1.1	Special Definitions

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC or Hong Kong Special Administrative Region (“Hong Kong”) are authorized or obliged by applicable law to be closed.

(b)	“Completion” means the Tranche A Completion, Tranche B Completion or Tranche C Completion, as the case may be.

(c)	“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides the information, but excluding the information which:

(i)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence owed to the party to whom the information belongs;

(ii)	the recipient of the information can prove was already known to it at the time of disclosure by the party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(iii)	the recipient acquires from a source other than the party to whom the information belongs, where such source is entitled to disclose it.

(d)	“Equity Transfer Contract” means the Equity Transfer Contract signed by Worksoft Creative Software Technology Ltd. (“Worksoft”, a wholly owned subsidiary of the Company in China), Li Gang, Liu Tong and Huang Bin with respect to Li Gang, Liu Tong and Huang Bin transferring their equities in Beijing Chosen Technology Co., Ltd. (“Chosen”) to Worksoft on the date of this Agreement.

(e)	“IPO” means the Company’s initial public offering at any stock exchange.

(f)	“Net Assets” shall have the meaning as ascribed to such term under the US GAAP.

(g)	“Net Profits” shall have the meaning as ascribed to such term under the US GAAP.

(h)	“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong Special Administrative Region and Macao Special Administrative Region and Taiwan.

(i)	“Qualified Employees” means the Chosen employees which are defined by the Subscriber as being eligible for the Stock Options.

(j)	“RMB” means Renminbi, the lawful currency of the PRC.

(k)	“Shares” means the ordinary shares of the Company.

(l)	“Stock Options” means the Tranche A Stock Options, Tranche B Stock Options or Tranche C Stock Options.

(m)	“Tranche A Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 2 of this Agreement.

(n)	“Tranche B Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 4 of this Agreement.

(o)	“Tranche C Cash Payment” means the cash payment to be made by the Company to the Subscriber pursuant to Article 6 of this Agreement.

(p)	“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Shares and the Company’s undertaking on issuance of the Tranche A Stock Options in accordance with this Agreement and Tranche A Cash Payment.

(q)	“Tranche B Completion” means the Company’s undertaking on issuance of the Tranche B Stock Options in accordance with this Agreement and Tranche B Cash Payment.

(r)	“Tranche C Completion” means the completion of the issue and allotment of the Tranche C Shares and the Company’s undertaking on issuance of the Tranche C Stock Options in accordance with this Agreement and Tranche C Cash Payment.

(s)	“Tranche A Completion Date” means the 15th Business Day after the fulfillment of the last condition precedent under Article 2.3 or any other date as agreed upon by the Company and the Subscriber.

(t)	“Tranche B Completion Date” means March 31, 2008.

(u)	“Tranche C Completion Date” means March 31, 2009.

(v)	“Tranche A Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 2 of this Agreement.

(w)	“Tranche C Shares” means the Shares to be subscribed for by the Subscriber pursuant to Article 6 of this Agreement.

(x)	“Tranche A Stock Options” means the stock options to be issued by the Company to the Qualified Employees pursuant to Article 2 of this Agreement and the Company’s stock option plan in effect as of the issuance date of Tranche A Stock Options.

(y)	“Tranche B Stock Options” means the stock options to be issued by the Company to Qualified Employees pursuant to Article 4 of this Agreement and the Company’s stock option plan in effect as of the issuance date of Tranche B Stock Options.

(z)	“Tranche C Stock Options” means the stock options to be issued by the Company to Qualified Employees pursuant to Article 6 of this Agreement and the Company’s stock option plan in effect as of the issuance date of Tranche C Stock Options.

(aa)	“USD” means US dollars, the lawful currency of the United State of America.

(bb)	“US GAAP” means the general accepted accounting principles in the United States of America.

1.2	Other Terms

Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

Article 2 Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment

2.1	Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment

As the inducement for the Subscriber to enter into this Agreement and as consideration described in Article 2.2, the Company agrees to:

(a)	Issue and allot and the Subscriber agrees to subscribe for the Tranche A Shares on the terms and conditions of this Agreement;

(b)	Issue the Tranche A Stock Options to the Qualified Employees at any time prior to the Tranche B Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan that is valid when the Tranche A Stock Options are issued;

(c)	Make the Tranche A Cash Payment to the Subscriber on the terms and conditions of this Agreement.

2.2	Consideration for Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment

As a consideration for Tranche A Shares, Tranche A Stock Options and Tranche A Cash Payment, the Subscriber undertakes that from the date of this Agreement until July 31, 2009, it will not compete with the Company, Worksoft and Chosen in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Chosen, making contract arrangements or providing funds.

2.3	Conditions for Tranche A Completion

Tranche A Completion is conditional on:

(a)	(Audit on Chosen) the financial statements of Chosen for the year of 2006 and the period from January 1, 2007 to June 30, 2007 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche A Shares and Tranche A Stock Options and make the Tranche A Cash Payment.

(c)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche A Shares and Tranche A Stock Options and acceptance of the Tranche A Cash payment and produced the approval documents to the Company.

(d)	(Completion of Equity Transfer) the equity transfer under the Equity Transfer Contract has been completed. Worksoft has been registered as the sole shareholder of Chosen with the competent industrial and commercial administration and holds Chosen’s 100% equity. The persons designated by Worksoft have been registered as the directors and legal representative of Chosen with the competent industrial and commercial administration.

(e)	(Signing of Employment Agreement and Confidentiality & Non-competition Agreement) Li Gang (Chinese ID number: 120223197408261250), Liu Tong (Chinese ID number: 1101021197205082317) and Huang Bin (Chinese ID number: 511125196710314030) have entered into employment agreement and confidentiality & non-competition agreement with Chosen (collectively referred to as the “Employment Agreements”) whose term is from the date of this Agreement to July 31, 2009.

(f)	(Representations and Warranties) on the Tranche A Completion Date, the representations and warranties of the Subscriber under Article 10.1 of this Agreement and those of Li Gang, Liu Tong and Huang Bin under the Equity Transfer Contract shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche A Completion Date.

The Parties agree that the said conditions for Tranche A Completion shall be satisfied or waived by the Company in writing prior to July 31, 2007.

2.4	Determination of Number of the Tranche A Shares

If the Conditions for Tranche A Completion are satisfied before July 31, 2007, the number of Tranche A Shares shall be 307,982.

2.5	Determination of Number of the Tranche A Stock Options

The number of the Tranche A Stock Options shall be calculated as follows:

Y=	RMB 2,500,000	+ 45,000
A x B

Y =	the number of the Tranche A Stock Options
A =	USD 6.00
B =	7.5762, the exchange rate between USD and RMB published by the People’s Bank of

China on July 12, 2007

Then, Y shall be 99,997.

The exercise price of each Tranche A Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

2.6	Determination of Amount of the Tranche A Cash Payment

Tranche A Cash Payment shall be made by the Company in USD. Its amount shall be calculated as follows:

Z=	RMB 5,300,000
B

Z =	the amount of the Tranche A Cash Payment

B shall have the meaning ascribed to in Article 2.5.

Then, Z shall be USD 699,559.

2.7	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 2.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 2.3 not being satisfied in accordance with its terms hereof.

Article 3 Tranche A Completion

3.1	Time and Place of Completion

Tranche A Completion will take place at 11a.m. on the Tranche A Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

3.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche A Completion, the Subscriber shall:

(a)	Deliver to the Company the documents proving that Worksoft has been registered as the sole shareholder of Chosen with the competent industrial and commercial administration and holds Chosen’s 100% equity; the persons designated by Worksoft have been registered as the directors and legal representative of Chosen with the competent industrial and commercial administration.

(b)	Deliver the Employment Agreements signed by Li Gang, Liu Tong and Huang Bin with Chosen to the Company;;

(c)	Deliver to the Company the written information on the bank account designated by it to receive the Tranche A Cash Payment.

3.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche A Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche A Shares to the Subscriber. The Company shall deliver the share certificate of the Tranche A Shares to the Subscriber within 10 business days after the Tranche A Completion Date.

(b)	Instruct its bank to remit the Tranche A Cash Payment in immediately available USD funds to the bank account designated by the Subscriber.

Article 4 Tranche B Stock Options and Tranche B Cash Payment

4.1	Tranche B Stock Options and Tranche B Cash Payment

As the inducement for the Subscriber to enter into this Agreement and as consideration described in Article 4.2, the Company agrees to:

(a)	Issue the Tranche B Stock Options to the Qualified Employees at any time prior to the Tranche C Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan that is valid when the Tranche B Stock Options are issued;

(b)	Make the Tranche B Cash Payment to the Subscriber on the terms and conditions of this Agreement.

4.2	Consideration for Tranche B Stock Options and Tranche B Cash Payment

As a consideration for Tranche B Stock Options and Tranche B Cash Payment, the Subscriber undertakes that from the Tranche B Completion Date until July 31, 2010, it will not compete with the Company, Worksoft and Chosen in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Chosen, making contract arrangements or providing funds.

4.3	Conditions for Tranche B Completion

Tranche B Completion is conditional on:

(a)	(Audit on Chosen for year 2007) the financial statements of Chosen for the year of 2007 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche B Stock Options and make the Tranche B Cash Payment.

(c)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche B Stock Options and acceptance of the Tranche B Cash payment and produced the approval documents to the Company.

(d)	(Representations and Warranties) on the Tranche B Completion Date, the representations and warranties of the Subscriber under Article 10.1 of this Agreement and those of Li Gang, Liu Tong and Huang Bin under the Equity Transfer Contract shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche B Completion Date.

4.4	Determination of Number of Tranche B Stock Options and Amount of Tranche B Cash Payment

(a)	The total amount of values of the Tranche B Stock Options and Tranche B Cash Payment (“Total Tranche B Amount”) shall be calculated as follows:

U=C-D-E-F

U= Total Tranche B Amount

C= (G+RMB 4,500,000+a) x H

G= the Net Profits of Chosen from July 1, 2007 to December 31, 2007, audited by an accounting firm designated by the Company

a= if G turns out to be no less than RMB 5,000,000, a=50%xb

b shall be the total salaries of the employees recruited by Chosen for its long-term development from the date of this Agreement until December 31, 2007, provided, however, that: (i) the recruitment of such employees by Chosen obtains the prior written consent of the Company; (ii) the number of such employees does not exceed 3; (iii) from the date when such employees sign the Employment Agreements with Chosen until December 31, 2007, Chosen does not charge fees from its customers for 75% or more of all their working time; and (iv) a≤ c (if a>c, the figure of a shall be deemed as c).

c=RMB 500,000 x (number of actual calendar days from the date of this Agreement until December 31, 2007)/365

If G turns out to be less than RMB 5,000,000, the figure of a shall be deemed as zero.

H= (i) If Chosen’s turnover for the year 2007 audited by an accounting firm designated by the Company turns out to be no less than RMB 40,000,000 and G turns out to be no less than RMB 5,000,000, the figure of H shall be deemed as 1.65.

(ii) If Chosen’s turnover for the year 2007 audited by an accounting firm designated by the Company turns out to be no less than 35,000,000, but less than RMB 40,000,000 and G turns out to be no less than RMB 4,000,000, but less than RMB 5,000,000, the figure of H shall be deemed as 1.2.

(iii) If Chosen’s turnover for the year 2007 audited by an accounting firm designated by the Company turns out to be less than RMB 35,000,000 and G turns out to be less than RMB 4,000,000, the figure of H shall be deemed as 0.6.

D= (C-E-F) x I

I=	(i) If Chosen’s net profit rate from July 1, 2007 to December 31, 2007 audited by an accounting firm designated by the Company (net profit rate=net profits/turnover) is less than 18%, I=18%—Chosen’s net profit rate from July 1, 2007 to December 31, 2007 audited by an accounting firm designated by the Company.

Then, if I turns out to be less than 0.1%, the figure of I shall be deemed as zero.

(ii) If Chosen’s net profit rate from July 1, 2007 to December 31, 2007 audited by an accounting firm designated by the Company (net profit rate=net profits/turnover) is less than 15%, I=2 x (15%—Chosen’s net profit rate from July 1, 2007 to December 31, 2007 audited by an accounting firm designated by the Company) +3%.

The percentage of the said net profit rate shall be accurate to the first decimal fraction, i.e. 0.0%.

E=RMB 7,000,000 – Chosen’s net asset value as of June 30, 2007 confirmed through Company’s due diligence investigation or audited by an accounting firm designated by the Company.

For avoidance of doubt, if (E/RMB 7,000,000) <5%, the figure of E shall be deemed as zero.

F= the aggregate of Chosen’s accounts receivable and other non-performing assets occurring before June 15, 2007 and not collected by March 15, 2008, as audited by an accounting firm designated by the Company, but excluding Chosen’s receivables from HP, IBM, SAP and Accenture.

(b)	Determination of the Number of Tranche B Stock Options

The number of Tranche B Stock Options shall be calculated as follows:

V=	U x 8%	- 20,000
A x B

V=	number of Tranche B Stock Options

U shall have the meaning ascribed to in Article 4.4(a).

A and B shall have the meanings ascribed to in Article 2.5.

If the Company has completed IPO when Tranche B Stock Options are issued, the exercise price of each Tranche B Stock Option shall be based on the market price of the shares of the Company at the time of the actual grant of such option. If the Company has not completed IPO when Tranche B Stock Options are issued, the exercise price of each Tranche B Stock Option shall be based on the Share price of the Company at the time of the actual grant of such option and be consistent with the exercise price of stock options granted by the Company to other employees at that time.

(c)	Determination of amount of Tranche B cash payment

Tranche B Cash Payment shall be made by the Company in USD. Its amount shall be calculated as follows:

W=	U x 92%
J

W=amount of Tranche B Cash Payment

U shall have the meaning ascribed to in Article 4.4(a).

J= the exchange rate between USD and RMB published by the People’s Bank of China on March 28, 2008.

4.5 Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 4.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 4.3 not being satisfied in accordance with its terms hereof.

Article 5 Tranche B Completion

5.1	Time and Place of Completion

Tranche B Completion will take place at 11a.m. on the Tranche B Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

5.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche B Completion, the Subscriber shall deliver to the Company the written information on the bank account designated by it to receive the Tranche B Cash Payment.

5.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche B Completion, the Company shall:

(a)	Inform the Subscriber of the number of the Tranche B Stock Options determined as per Article 4.4.

(b)	Instruct its bank to remit the Tranche B Cash Payment in immediately available USD funds to the bank account designated by the Subscriber.

Article 6 Tranche C Shares, Tranche C Stock Options and Tranche C Cash Payment

6.1	Tranche C Shares, Tranche C Stock Options and Tranche C Cash Payment

As the inducement for the Subscriber to enter into this Agreement and as consideration described in Article 6.2, the Company agrees to:

(a)	Issue and allot, and the Subscriber agrees to subscribe for the Tranche C Shares on the terms and conditions of this Agreement;

(b)	Issue the Tranche C Stock Options to the Qualified Employees within 90 days after the Tranche C Completion Date on the terms and conditions of this Agreement and the Company’s stock option plan that is valid when the Tranche C Stock Options are issued;

(c)	Make the Tranche C Cash Payment to the Subscriber on the terms and conditions of this Agreement.

6.2	Consideration for Tranche C Shares, Tranche C Stock Options and Tranche C Cash Payment

As a consideration for Tranche C Shares, Tranche C Stock Options and Tranche C Cash Payment, the Subscriber undertakes that from the date of this Agreement until July 31, 2011, it will not compete with the Company, Worksoft and Chosen in any way, including, not limited to, by setting up joint venture or partnership, recruiting the employees of the Company, Worksoft and Chosen, making contract arrangements or providing funds.

6.3	Conditions for Tranche C Completion

Tranche C Completion is conditional on:

(a)	(Audit on Chosen for year 2008) the financial statements of Chosen for the year of 2008 have been audited by the accounting firm designated by the Company in accordance with the US GAAP.

(b)	(Board approval) the board of directors of the Company has duly approved the Company to issue the Tranche C Shares and Tranche C Stock Options and make the Tranche C Cash Payment.

(c)	(Governmental Approvals) if legally required, the Subscriber has obtained all necessary governmental approvals for the subscription of the Tranche C Shares and Tranche C Stock Options and acceptance of the Tranche C Cash payment and produced the approval documents to the Company.

(d)	(Representations and Warranties) on the Tranche C Completion Date, the representations and warranties of the Subscriber under Article 10.1 of this Agreement and those of Li Gang, Liu Tong and Huang Bin under the Equity Transfer Contract shall be true and correct in all material respects, and the Subscriber shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or on the Tranche C Completion Date.

6.4	Determination of Number of Tranche C Shares, Number of Tranche C Stock Options and Amount of Tranche C Cash Payment

(a)	The total amount of values of the Tranche C Shares, Tranche C Stock Options and Tranche C Cash Payment (“Total Tranche C Amount”) shall be calculated as follows:

Q= J-K-L

Q= Total Tranche C Amount

J=(M+g) x N

M= the Net Profits of Chosen for the year 2008, audited by an accounting firm designated by the Company

g=If M turns out to be no less than RMB 10,000,000, g=50% x h.

h shall be the total salaries of the employees from January 1, 2008 to December 31, 2008 recruited by Chosen for its long-term development from the date of this Agreement until December 31, 2007, provided, however, that: (i) the recruitment of such employees by Chosen obtains the prior written consent of the Company; (ii) the number of such employees does not exceed 3; (iii) from January 1, 2008 to December 31, 2008, Chosen does not charge fees from its customers for 75% or more of all their working time; and (iv) g is not more than RMB 500,000 (if g is more than RMB 500,000, the figure of g shall be deemed as RMB 500,000.

If M is less than RMB 10,000,000, the figure of g shall be deemed as zero.

N= (i) If Chosen’s turnover for the year 2008 audited by an accounting firm designated by the Company turns out to be no less than RMB 50,000,000 and M turns out to be no less than RMB 11,000,000, the figure of N shall be deemed as 2.3.

(ii) If Chosen’s turnover for the year 2008 audited by an accounting firm designated by the Company turns out to be no less than RMB 45,000,000, but less than RMB 50,000,000 and M turns out to be no less than RMB 9,500,000, but less than RMB 11,000,000, the figure of N shall be deemed as 1.8.

(iii) If Chosen’s turnover for the year 2008 audited by an accounting firm designated by the Company turns out to be less than RMB 45,000,000 and M turns out to be less than RMB 9,500,000, the figure of N shall be deemed as 1.1.

Then, if J>RMB 55,000,000 – U, the figure of J shall be RMB 55,000,000 – U.

K=(J-L) x O

O=	(i) If Chosen’s net profit rate for the year 2008 audited by an accounting firm designated by the Company (net profit rate=net profits/turnover) is less than 18%, O=18%—Chosen’s net profit rate for the year 2008 audited by an accounting firm designated by the Company.

Then, if O turns out to be less than 0.1%, the figure of O shall be deemed as zero.

(ii)	If Chosen’s net profit rate for the year 2008 audited by an accounting firm designated by the Company (net profit rate=net profits/turnover) is less than 15%, O =2 x (15%—Chosen’s net profit rate for the year 2008 audited by an accounting firm designated by the Company) +3%.

The percentage of the said net profit rate shall be accurate to the first decimal fraction, i.e. 0.0%.

L= the aggregate of Chosen’s accounts receivable and other non-performing assets occurring before July 31, 2007 and not collected by December 31, 2008, as audited by an accounting firm designated by the Company.

(b)	The number of Tranche C Shares shall be calculated as follows:

R=	(RMB 23,000,000 + U+Q) x 32% - RMB 14,000,000
d x e

R= number of Tranche C Shares

U shall have the meaning ascribed to in Article 4.4(a).

Q shall have the meaning ascribed to in Article 6.4(a).

d= If the Company has not completed IPO on the Tranche C Completion Date, d shall be the market price of Company’s shares at that time; if the Company has completed IPO on the Tranche C Completion Date, d shall be the average closing price of Company’s shares for the two weeks before the Tranche C Completion Date.

e= the exchange rate between USD and RMB published by the People’s Bank of China on March 30, 2009.

(c)	If the Company has not completed IPO on the Tranche C Completion Date, or the pricing of Company’s shares by the related investment banks when the Company makes IPO is less than USD 6.00, the Subscriber shall be entitled to request the Company not to issue Tranche C Shares to it, and request the Company to pay the USD cash equivalent to the total value of Tranche C Shares to it (“Tranche C Option Cash Payment”). After the Company makes the Tranche C Option Cash Payment to the Subscriber at Subscriber’s request, the Company does not need to issue any Tranche C Shares to the Subscriber.

Tranche C Option Cash Payment=	(RMB 23,000,000 + U+Q) x 32% - RMB 14,000,000
e

U shall have the meaning ascribed to in Article 4.4(a).

Q shall have the meaning ascribed to in Article 6.4(a).

e shall have the meaning ascribed to in Article 6.4 (b).

This Article 6.4(c) does not affect any of Subscriber’s rights about Tranche C Cash Payment.

(d)	The number of Tranche C Stock Options shall be calculated as follows:

S=	(RMB 23,000,000+Q) x 8% - RMB 2,500,000	- 25,000
A x B

S= number of Tranche C Stock Options

U shall have the meaning ascribed to in Article 4.4(a).

Q shall have the meaning ascribed to in Article 6.4(a).

A and B shall have the meanings ascribed to in Article 2.5.

The exercise price of each Tranche C Stock Option shall be based on the market price of the shares of the Company at the time of the actual grant of such option.

(e)	Tranche C Cash Payment shall be made by the Company in USD. Its amount shall be calculated as follows:

T=	(RMB 23,000,000 +U+Q) x 60% - RMB 6,500,000 –U x92% + P
e

T=amount of Tranche C Cash Payment

U shall have the meaning ascribed to in Article 4.4(a).

Q shall have the meaning ascribed to in Article 6.4(a).

P=50% x (M-f)

M shall have the meaning ascribed to in Article 6.4(a).

f= the net profits that shall be realized by Chosen in 2008 and audited by an accounting firm designated by the Company in order to reach J+U = RMB 55,000,000.

Then, if P <0, the figure of P shall be deemed as zero.

e shall have the meaning ascribed to in Article 6.4 (b).

(f)	Reasonable Endeavors

Each Party must use its reasonable endeavors to obtain the fulfillment of the conditions precedent as described under Article 6.3, including procuring the performance by a third party. The Parties must keep each other informed of any circumstance which may result in any condition precedent under Article 6.3 not being satisfied in accordance with its terms hereof.

Article 7 Tranche C Completion

7.1	Time and Place of Completion

Tranche C Completion will take place at 11a.m. on the Tranche C Completion Date at the office of the Company at 3rd Floor, Building 8, Zhongguancun Software Park, Beijing, PRC or at any other time and place as otherwise agreed upon by the Company and the Subscriber.

7.2	Subscriber’s Obligations at Completion

Unless otherwise waived in writing by the Company, at the Tranche C Completion, the Subscriber shall deliver to the Company the written information on the bank account designated by it to receive the Tranche C Option Cash Payment (if any) and Tranche C Cash Payment.

7.3	Company’s Obligations at Completion

Unless otherwise waived in writing by the Subscriber, at the Tranche C Completion, the Company shall:

(a)	By fax, instruct its registration agent to issue the Tranche C Shares to the Subscriber and deliver the share certificate of the Tranche C Shares to the Subscriber within 10 business days after the Tranche C Completion Date; or instruct its bank to remit the Tranche C Option Cash Payment in immediately available USD funds to the bank account designated by the Subscriber.

(b)	Inform the Subscriber of the number of the Tranche C Stock Options determined as per Article 6.4.

(c)	Instruct its bank to remit the Tranche C Cash Payment in immediately available USD funds to the bank account designated by the Subscriber.

Article 8 Lock-up of Shares

8.1	Lock-up of Tranche A Shares

Within 3 years after the Tranche A Completion Date, the Subscriber shall not sell, donate or otherwise transfer any of the Tranche A Shares issued by the Company to the Subscriber to any third party (“Lock-up”). But 40% of the Tranche A Shares will have no lock-up limitation on the next day following the expiry of six months after the date of Company’s IPO.

8.2	Lock-up of Tranche C Shares

If the Company has completed IPO on or before the Tranche C Completion Date and issued the Tranche C Shares to the Subscriber, the Subscriber shall not sell, donate or otherwise transfer the Tranche C Shares to any third party within six months after the Tranche C Completion Date.

8.3	Shareholder Rights

Except the provisions in Articles 8.1 and 8.2 hereof, within the period when the Subscriber holds the Tranche A Shares and Tranche C Shares, the Subscriber shall have all the rights for the ordinary share shareholders of the Company with respect to such Shares, including, but not limited to right of dividends.

Article 9 Representations and Warranties by the Company

9.1	Accuracy of Representations

The Company represents and warrants to the Subscriber that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date, Tranche B Completion Date and Tranche C Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion, Tranche B Completion and Tranche C Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

9.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

Article 10 Representations and Warranties by the Subscriber

10.1	Accuracy of Representations

The Subscriber represents and warrants to the Company that each of the following representations is true and accurate and not misleading in any material respect on the date of this Agreement and will be true and accurate and not misleading in any material respect as at the Tranche A Completion Date, Tranche B Completion Date and Tranche C Completion Date:

(a)	(Organization, Good Standing and Qualification) It is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted;

(b)	(Power) It has the power to execute and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c)	(Binding Obligation) This Agreement constitutes a valid and binding obligation enforceable in accordance with its provisions;

(d)	(No Breach) This Agreement, Tranche A Completion, Tranche B Completion and Tranche C Completion do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e)	(Compliance with Laws) It is not required to obtain any consents or approvals from, or file a record with, any third party or government authority in connection with the Tranche A Completion, Tranche B Completion and Tranche C Completion;

(f)	(Solvency) It is able to pay its debts as and when they fall due;

10.2	Separate Warranties

Each representation or warranty is to be treated as a separate representation or warranty.

10.3	Agreement

As a shareholder of the Company after the Tranche A Completion, the Subscriber agrees to be bound by all the terms and provisions of the memorandum and articles of association of the Company.

Article 11 Confidentiality

All Confidential Information exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement is confidential to them and may not be disclosed to any person except:

11.1	employees, legal advisers, auditors and other consultants of a Party or its affiliates requiring the information for the purpose of this Agreement;

11.2	with the consent of the Party who supplied the information; or

11.3	if a Party is required to do so by law or a stock exchange.

Article 12 Announcements

12.1	Public Announcements

Subject to Article 12.2, neither Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement, unless it has first obtained the other Party’s prior written consent. That consent is not to be unreasonably withheld or delayed.

12.2	Public Announcements Required by Law

Article 12.1 does not apply to a public announcement, communication or circular required by relevant laws or regulations or the rules of a stock exchange, but the Party required to make or send it shall first notify the other Party.

Article 13 Costs

The Company and the Subscriber shall pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and other related documentation.

Article 14 Notices

Any notice required to be made or given by either Party pursuant to this Agreement shall be sent by hand delivery, registered mail (postage prepaid) (if mailed to an overseas address, by airmail) or fax to the address or fax number of the other Party as set forth herein or for the propose of notices, such other address or fax number as may be notified by the other Party in writing from time to time (at least 5 business days in advance). Such notice shall be deemed to be served on the recipient: if by hand delivery, at the time of delivery; if by fax, at the time of sending; if by registered mail (postage prepaid), 48 hours (72 hours if being airmailed overseas) after posting. The following contents can fully prove the service of notice: if by hand delivery and registered mail (postage prepaid), address is correct, notice has been appropriately delivered, posted and (as the case may be) and notice has been appropriately received; if by fax transmission, sending fax machine receives an acknowledgement message:

If to the Company:

Attn.: Sidney X. Huang

Address: 3F, No.8 Building, Zhongguancun Software Park, Beijing, China

Fax: 86 (10) 8282-5058

If to Cypress Hill:

Attn.: Li Gang

Address: Rm.309, Block D, Jiahua Center, No.9 Shangdisan Road, Haidian District, Beijing, PRC

Fax: 86 (10) 6297-6226

If to Fortune Sea:

Attn.: Liu Tong

Address: Rm.309, Block D, Jiahua Center, No.9 Shangdisan Road, Haidian District, Beijing, PRC

Fax: 86 (10) 6297-6226

If to Million:

Attn.: Huang Bin

Address: Rm.309, Block D, Jiahua Center, No.9 Shangdisan Road, Haidian District, Beijing, PRC

Fax: 86 (10) 6297-6226

Article 15 Applicable Law and Dispute Resolution

15.1	Applicable Law

This Agreement shall be governed by and construed by the laws of Hong Kong.

15.2	Dispute Resolution

Any dispute or controversy arising from or in connection with this Agreement shall be resolved by the Parties through negotiations. In case no resolution can be reached within thirty (30) days after a Party makes a request for resolution through negotiations, such Party B may refer such dispute to Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules then in effect. Arbitral award shall be final and binding upon the Parties.

Article 16 Effectiveness

This Agreement shall go into effect as of the date when it is signed by the duly authorized representatives of the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Subscription Agreement to be executed by their duly authorized representatives as of the date first above written.

Company

Thinkplus Investments Limited

By:	/s/ Chen Shuning
Name:	Chen Shuning
Title:	Chairman

Subscriber

Cypress Hill Holdings Limited

By:	/s/ Li Gang
Name:	Li Gang
Title:	Director

Fortune Sea International Limited

By:	/s/ Liu Tong
Name:	Liu Tong
Title:	Director

Million International Limited

By:	/s/ Huang Bin
Name:	Huang Bin
Title:	Director